EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HandHeld Entertainment Acquires Dorks.com, a Fast-Growing Web Site Full of
Hilarious Videos Attracting Up To 1 Million Unique Visitors per Month

Dorks.com purchase puts HandHeld Entertainment in the middle of the user-generated content category and is expected to help HandHeld Entertainment boost both its online and
ZVUE portable video player revenue

SAN FRANCISCO and SEATTLE   –   Nov. 14, 2006 – HandHeld EntertainmentTM (NASDAQ: ZVUE, ZVUEW) today announced the acquisition of Dorks.com for $1.5 million ($500,000 in cash and a five year $1 million note convertible to common stock).

A rapidly growing, leading aggregator of user-generated content, Dorks.com attracts as many as 1 million unique visitors each month.

‘‘With our purchase of Dorks.com, HandHeld Entertainment is jumping into one of the fastest-growing segments in the entertainment world,’’ said Jeff Oscodar, president and chief executive officer of HandHeld Entertainment. ‘‘In less than 12 months, Dorks.com has become one of the leading destinations on the Web for the hilarious videos loved by viewers of all ages. This acquisition also adds considerable strength to our overall online offering, which can be viewed on PCs as well as portable video players (PVPs). Our ZVUE™ users, as well as users of other PVPs, will especially enjoy sharing Dorks.com videos with their friends on their ZVUEs or other PVPs.

‘‘We are very excited about the prospect of cross selling our large and growing library of commercial content into Dorks’ large and growing user base. Doing so effectively should increase both our revenue and our traffic. Few if any companies provide both user generated and commercial content.’’

Launched in November 2005, Dorks.com generates more than 110,000 unique page views each day and attracted more than 850,000 unique visitors in October, with a high of 1 million unique visitors in May 2006. Individuals from all over the world have submitted videos to Dorks.com via the submit page at http://www.dorks.com/templates/view.php?go=submit in an attempt to win a monthly cash prize for the top video of the month.

Some of the most popular videos on Dorks.com include

•	The cutest kitten falling asleep at http://dorks.com/html/Cutest-Kitten-Falling-Asleep.html;

•	The eBay song at http://dorks.com/html/Ebay-Song.html;

•	Little Superstar is Back (of Kollywood fame) at http://dorks.com/html/Little-Superstar-is-Back.html,

•	McDonald’s Order Song at http://www.dorks.com/html/McDonalds-Order-Song.html, and

•	Special Mother’s Day (from Barats & Bereta) at http://dorks.com/html/Special-Mothers-Day.html, among others.

‘‘I started Dorks.com because I couldn’t find what I was looking for on the ‘Net – crazy, fun, videos that made me laugh, without all the violence of other sites’’ said John Kowal, King Dork of Dorks.com. ‘‘And apparently I wasn’t alone in that desire. Becoming a part of HandHeld Entertainment makes sense for Dorks.com and any Webmaster. It opens a whole new segment of portable video players to our audiences as well as allows us, as single Webmasters, the resources that HandHeld Entertainment can provide, including access to a huge library of commercial titles, an incredible management team, an amazingly talented staff, and even a water cooler which is more than I have now.’’

‘‘Sometimes you want to be able to use your PVP to share great humor with your friends. Now, you can pull out your PVP and say to your friends, ‘Hey, watch this,’ as you show them ‘Special Mothers Day’ or the latest SONY/BMG music video,’’ Oscodar said. ‘‘We believe that you should be able to watch such videos on any PVP, not just our ZVUE brand player. And we think that by adding Dorks.com to our roster we’ll be able to attract more attention from PVP owners around the world, drive more traffic to ZVUE.com and Dorks.com and also increase sales of ZVUE players as well.’’

About the ZVUE

Available today in more than 1,800 Wal-Mart stores throughout the United States, as well as online at such locations as Amazon.com, the $99 (US) ZVUE plays videos and MP3 files available from the ZVUE.com download store and also allows users to view digital pictures from a digital camera or home video from a camcorder. The ZVUE offers full-color video and clear audio sound that gives users a robust, on-the-go digital experience when coupled with downloadable content from the ZVUE Web site.

About HandHeld Entertainment, Inc.

With shares and units of its common stock available for purchase on the NASDAQ Capital Market (ZVUE, ZVUEW) and Boston Stock Market (HDE, HDEW), HandHeld Entertainment is a digital-media-to-go company with a family of mass-market portable media players priced at mass-market prices as well as its own online video content store. Its ZVUE portable media players are available for purchase online and in retail locations across the U.S., while portable video lovers can visit HandHeld Entertainment’s video content store at www.zvue.com to buy pay-per-download videos or download thousands of free media titles. For more information, visit www.hheld.com or call 415-495-6470.

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HandHeld Entertainment, ZVUE and ZVUE.com are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

‘‘Safe Harbor’’ Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements. To the extent that any statements made in this release contain information that is not historical, these statements are forward-looking. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, without limitation: HandHeld Entertainment's dependence on contract manufacturing of its products; its reliance on a single major mass-market retailer; its ability to develop and market successfully and in a timely manner new products and services; its ability to predict market demand for, and gain market acceptance of, its products and services; the impact of competitive products and services and of alternative technological advances; its ability to raise additional capital to finance its activities; its limited and unprofitable operating history; its ability to operate as a public company; its ability to reduce product return rates; the affect of inventory and price protections required by major retailers; the availability and affordability of digital media content; its ability to protect its proprietary information and to avoid infringement of others' proprietary rights; its ability to attract and retain qualified senior management and research and development personnel; the reliability and security of its information systems and networks; and other factors described in HandHeld Entertainment's filings with the Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. These forward-looking statements are made as of the date hereof. HandHeld Entertainment does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACTS FOR HANDHELD ENTERTAINMENT:

David Politis, Politis Communications, 801-523-3730(wk), 801-556-8184(cell), dpolitis@politis.com or Jonathan Bacon, Politis Communications, 801-523-3730(wk), 801-660-7820(cell), jbacon@politis.com

INVESTOR CONTACT FOR HANDHELD ENTERTAINMENT:

Robert Prag, The Del Mar Consulting Group, Inc., 858-794-9500, bprag@delmarconsulting.com